FOR IMMEDIATE RELEASE

Interpublic Names Harris Diamond Chairman and CEO of McCann Worldgroup

Luca Lindner and Gustavo Martinez Given Broader Mandates, and Join Diamond to Form Office of the Chairman

New York, NY - November 13, 2012 - The Interpublic Group (NYSE: IPG) announced today a number of senior management changes at its McCann Worldgroup unit. Effective immediately, Harris Diamond moves from his position as Chairman and CEO of IPG's Constituency Management Group (CMG) to the same role at McCann Worldgroup, replacing Nick Brien. Concurrently, Luca Lindner and Gustavo Martinez have been given broader mandates within the company, each adding significant geographic responsibilities and full oversight of McCann Erickson Advertising. Mr. Lindner and Martinez will also join Mr. Diamond in a newly-created, three-person Office of the Chairman for McCann Worldgroup.

“McCann is a great brand, serving great clients around the world. In recent years, we've invested in terrific talent across the organization and we will continue to do so in order to build on the progress we've been seeing at Worldgroup,” said Michael I. Roth, Interpublic's Chairman and CEO. “Harris understands the business needs of global CEOs, across a range of industries. He has a proven track record of effectively managing a portfolio of agencies and growing the top line. He has created a strong culture of collaboration, which is increasingly key in a marketing landscape that requires integration of services. And he brings a deep knowledge of McCann in light of the alignment between Worldgroup and a number of the agencies within CMG, such as Weber Shandwick and FutureBrand.”

Mr. Roth added, “In Luca and Gustavo, we are fortunate to have two outstanding, seasoned practitioners with a deep understanding of the advertising industry and McCann's fundamental strengths. Over the past year, as co-Presidents of Global Clients for Worldgroup, they have played increasingly key roles in strengthening the agency's relationships with major clients. Their continuing leadership and complementary skill set will be key to McCann's future success. We thank Nick for his commitment and for driving change at McCann during his tenure.”

In his new regional role, Mr. Lindner will add Middle East and Africa responsibilities to his current title of President, Americas for McCann Worldgroup. Mr. Martinez will add Asia Pacific responsibilities to his current title of President, Europe for McCann Worldgroup. As Mr. Diamond takes on his new position, the marketing services agencies that make up the Constituency Management Group will report directly into Interpublic management.

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Huge, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNAGLOBAL, McCann, Momentum, MRM Worldwide, Octagon, R/GA, UM and Weber Shandwick. Leading domestic brands include Campbell Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe and Partners Company; Gotham Inc.; Hill Holliday; ID Media; Mullen and The Martin Agency. For more information, please visit www.interpublic.com.

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Contact Information

Tom Cunningham (Press) (212) 704-1326	Jerry Leshne (Analysts, Investors) (212) 704-1439